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                                                                    Exhibit 3.23
                                                                    ------------

                           ARTICLES OF INCORPORATION

                                       OF

                            TOKHEIM INVESTMENT CORP.


          The undersigned, a natural person of the age of eighteen years or more, acting as sole incorporator of a corporation under the provisions of the Texas Business Corporation Act, adopts the following Articles of Incorporation:

                                   ARTICLE I

          The name of the Corporation is TOKHEIM INVESTMENT CORP.

                                   ARTICLE II

          The period of duration of the Corporation is perpetual.

                                  ARTICLE III

          The purposes for which the Corporation is organized are as follows:

          (1) Subject to Part Four of the Texas Miscellaneous Corporation Act, to buy or otherwise acquire, own, hold, manage and(or) control real and personal property of every kind, nature and description and securities and interests of every kind and nature, including its own stock and stock in any of its subsidiaries or other corporations, and to sell, convey, mortgage, pledge, lease or otherwise dispose of such property or any part thereof;
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          (2) To transact the business of investing, on behalf of itself or others, any part of its capital and such additional funds as it may have or obtain, or any interest therein, howsoever held, and to sell or otherwise dispose of the same or any part thereof and(or) any interest therein;

          (3) To coordinate, manage, oversee and otherwise deal with both the domestic and international interests of the Corporation, including any and all subsidiaries thereof, as may be permitted by law and deemed to be in the interests of the Corporation;

          (4) To secure and employ such investment counseling or services as it may deem appropriate and to maintain such brokerage, trading, investment, security, banking or other interests, seats or accounts as it shall deem appropriate and of assistance in the management, control, acquisition, transfer or divestiture of investments on behalf of the Corporation;

          (5) To do any and all of the acts and interests herein set forth, and every other act and thing incidental thereto or connected therewith, to the same extent as a natural person could do, and in any part of the world, to act as principal, factor, agent, or otherwise, either alone or in partnership with any person, association, corporation, or others, to exercise all or any of its corporate powers and rights in the State of Texas, and in any and all other states, territories, districts, possessions, or other countries or places, provided that the same not be forbidden by law; and

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          (6) To do any and transact all lawful business.

                                  ARTICLE IV

          Section 4.1  Authorized Shares.  The aggregate number of shares of all
                       -----------------
classes of stock which the corporation has authority to issue is 5,000 shares of common stock with a par value of $1.00 per share.

          Section 4.2  Denial of Preemptive Rights.  No shareholder or other
                       ---------------------------
person shall have any preemptive right whatsoever.

          Section 4.3  Denial of Cumulative Voting.  Cumulative voting shall not
                       ---------------------------
be permitted.

                                   ARTICLE V

          The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least $1,000.

                                  ARTICLE VI

          Without necessity for action by its shareholders, the Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

                                  ARTICLE VII

          Section 7.1  Voting Requirement.  Notwithstanding any provision of the
                       ------------------
Texas Business Corporation Act which requires the vote or concurrence of the

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holders of more than a majority of the shares of the Corporation entitled to vote to take an action, the vote or concurrence of the holders of a majority of the shares of the Corporation entitled to vote shall be sufficient to take such action.

          Section 7.2  Quorum Requirement.  The holders of at least fifty
                       ------------------
percent of the shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders of the Corporation.

          Section 7.3  Interested Transactions.  No contract or other
                       -----------------------
transaction between the Corporation and one or more of its directors, officers or securityholders or between the Corporation and another corporation, partnership, joint venture, trust or other enterprise of which one or more of the Corporation's directors, officers or securityholders are members, officers, securityholders, directors or employees or in which they are otherwise interested, directly or indirectly, shall be invalid solely because of such relationship, or solely because such a director, officer or security holder is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or other transaction, or solely because his or their votes are counted for such purpose, if (A) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the Board of Directors or committee thereof, and such board or committee in good faith aurhorizes the contract or other transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors be

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less than a quorum, or (B) the material facts as to his relationship or interest and as to the contract or other transaction are known or disclosed to the shareholders entitled to vote thereon, and the contract or other trans action is approved in good faith by vote of the shareholders, or (C) as of the time it is entered into, the contract or other transaction is fair as to the Corporation.

                                 ARTICLE VIII

          Section 8.1  Indemnification.  The Corporation, by action of its Board
                       ---------------
of Directors, may indemnify any director or officer of the Corporation, and any person who may have served at the request of the Corporation as a director or officer of another corporation in which it owns shares or of which it is a creditor, against any costs and expenses, including counsel fees, actually and necessarily incurred (or reasonably expected to be incurred) in connection with the defense of any civil, criminal, administrative, investigative or other action, suit or proceeding (whether by or in the right of the Corporation or otherwise) in which he may become involved or with which he may be threatened, by reason of his being or having been such a director or officer, and against any payments in settlement of any such action, suit or proceeding or in satisfaction of any related judgment, fine or penalty, provided that the Board of Directors shall, in the exercise of its business judgment, determine that such indemnification is in the best interests of the Corporation.

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          Section 8.2  Advance Payment of Expenses.  Expenses incurred in
                       ---------------------------
defending a civil, criminal, administrative, investigative or other action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case on receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

          Section 8.3  Non-Exclusivity.  The agreement of the Corporation to
                       ---------------
indemnify any officer, director or other person pursuant to Section 8.1 of this
Article 8 shall not be deemed exclusive of any other rights to which any such director, officer or other person may be entitled under any other agreement, pursuant to a vote of shareholders, as a matter of law or otherwise, either as to action in his official capacity or as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No person shall be entitled to indemnification pursuant to this Article 8 in relation to any matter as to which indemnification shall not be permitted by law.

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                                  ARTICLE IX

          In performing his duties, a director of the Corporation shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (A) one or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented, (B) counsel, public accountants or other persons as to matters which the director reasonably believes to be within such person's professional or expert competence, or (C) a committee of the Board of Directors upon which he does not serve, duly designated in accordance with a provision of the by-laws, as to matters within its designated authority, which committee the director deems to merit confidence, but he shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his duties shall have no liability to the Corporation (whether asserted directly or derivatively) by reason of being or having been a director of the Corporation.

                                   ARTICLE X

          The address of the initial registered office of the Corporation is 811 Dallas Avenue, Houston, Texas 77002, and the name of the initial registered agent of the Corporation at such address is C T Corporation System.

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                                  ARTICLE XI

          The initial Board of Directors shall consist of three members who shall serve as directors until the first annual meeting of shareholders or until their successors shall have been elected and qualified, and whose names and addresses are as follows:

               Name                       Address
               ----                       -------
          Richard S. Doner                10412 Antelope Court
                                          Fort Wayne, Indiana  46804

          Joseph J. Guidrey               6829 Mohican Trail
                                          Fort Wayne, Indiana  46804

          J. E. Overmyer                  Route 1
                                          Spencerville, Indiana 46788

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                                  ARTICLE XII

          The name and address of the incorporator of the Corporation are as follows;


                Name                            Address
                ----                            -------
     C. Christopher Scruggs                     2900 South Tower Pennzoil Place
                                                Houston, Texas 77002

          IN WITNESS WHEREOF, I have hereunto set my hand this 11/th/ day of November, l980.
                                                /s/ G/ Christopher Scruggs
                                                --------------------------------
                                                G. Christopher Scruggs


Sworn to on November 11/th/, 1980 by the above named incorporator.


                                                /s/ Ruthanne Rauls
                                                --------------------------------
                                                Notary Public in and for
[SEAL]                                          Harris County, Texas


                                                Ruthanne Rauls
                                                --------------------------------

                                                             Print Name


                                                My commission expires:


                                                11/30/84
                                                --------------------------------

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